                                                       EXHIBIT 2


                                 AMENDED AND RESTATED
                          ENSYS ENVIRONMENTAL PRODUCTS, INC.
                              1995 STOCK INCENTIVE PLAN
                           INCENTIVE STOCK OPTION AGREEMENT



100,000                                                       DECEMBER 30, 1996
NO. OF SHARES                                                     DATE OF GRANT



          Pursuant to the Amended and Restated EnSys Environmental Products, Inc. 1995 Stock Incentive Plan (the "Plan"), EnSys Environmental Products, Inc. (the "Company") hereby grants to Richard C. Birkmeyer (the "Optionee") an option (the "Option") to purchase on or prior to December 30, 2006 (the "Expiration Date") all or any part of One Hundred Thousand (100,000) shares (the "Option Shares") of "Stock" (as defined in Section 2 of the Plan) at a price of $2 per share of Stock in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option shall be construed in a manner to qualify it as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted.

          1. VESTING OF OPTION. Subject to the provisions of Sections 4 and 5 hereof and the discretion of the "Board" (as defined in Section 1 of the Plan) to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:



                                 Number of Shares of Stock           Cumulative Number of
                                    Vested and Becoming                 Shares of Stock
Date                              Available for Exercise             Available for Exercise
----                             -------------------------           ----------------------

December 30, 1996                         25,000                           25,000
December 30, 1997                         25,000                           50,000
December 30, 1998                         25,000                           75,000
December 30, 1999                         25,000                          100,000


           2. MANNER OF EXERCISE. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Board of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice as determined in accordance with the cumulative number of shares of Stock available for exercise specified in the third column of the schedule set forth in
Section 1 hereof. Said notice shall specify the number of shares of Stock to be purchased.

          (a) Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Board; or (ii) in the form of shares of Stock that are not then subject to restrictions under any Company plan (subject to the Board's discretion); or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

          (b) The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

          (c) If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

          (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

          3. NON-TRANSFERABILITY OF OPTION. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee or his legal representative.

          4. TERMINATION OF EMPLOYMENT. If the Optionee's employment by the Company or a Subsidiary (as defined in Section 1 of the Plan) is terminated, the period within which to exercise the Option shall be subject to the provisions set forth below. For this purpose, an approved leave of absence or a transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from a Subsidiary to another Subsidiary shall not be deemed a "termination of Optionee's employment."

           (a) TERMINATION DUE TO DEATH. If the Optionee's employment terminates by reason of death, any Option held by the Optionee may be exercised, to the extent exercisable at the date of death, by the Optionee's legal representative or legatee for a period of 180 days from the date of death or until the Expiration Date, if earlier.

           (b) TERMINATION DUE TO DISABILITY. If the Optionee's employment terminates by reason of Disability (as defined in Section 1 of the Plan), any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of twelve months from the date of termination or until the Expiration Date, if earlier.

           (c) TERMINATION FOR CAUSE. If the Optionee's employment terminates for Cause (as defined in Section 1 of the Plan), any Option held by the Optionee shall terminate immediately and be of no further force and effect.

           (d) OTHER TERMINATION. If the Optionee's employment terminates for any reason other than death, Disability or Cause, and unless otherwise determined by the Board, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination for a period of one year from the date of termination or until the Expiration Date, if earlier.

           (e) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Notwithstanding anything herein to the contrary, in the event the Company terminates Optionee's employment without Cause or Optionee terminates his employment for "Good Reason" (as hereinafter defined), all of the Options granted pursuant to Section 1 hereof shall immediately become vested and exercisable in accordance with the terms hereof. For purposes of this Agreement, each of the following events shall constitute "Good Reason" for Optionee to terminate his employment with the Company:

           (i) Failure of the Board to elect Optionee to the office of Chief Executive Officer of the Company or to continue the Optionee in such office;

           (ii) Any material breach by the Company of any provision of any Employment Agreement then in effect with Optionee; or

           (iii) Election by the Company not to extend the term of Optionee's employment under any Employment Agreement then in effect with Optionee.

          5. CHANGE OF CONTROL. In the event of a "Change of Control" (as defined in Section 12 of the Plan), each Option will automatically become exercisable to the extent provided in Section 12 of the Plan, as in effect on the date of grant of this Option.

          6. OPTION SHARES. The Option Shares are shares of Stock of the Company as constituted on the date of this Option, which are subject to adjustment as provided in Section 3(b) of the Plan.

          7. NO SPECIAL EMPLOYMENT RIGHTS. This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with right of the Optionee's employer to terminate the Optionee's employment at any time.

          8. RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any shares of Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

          9. QUALIFICATION UNDER SECTION 422. It is understood and intended that the Option granted hereunder shall qualify as an "incentive stock option" as defined in Section 422 of the Code to the maximum extent permitted by law. Accordingly, the Employee understands that the loss of the benefits of an incentive stock option under Section 422 of the Code may result from a sale or other disposition of any shares of Stock acquired upon exercise of the Option within the one-year period beginning on the day after the day of the transfer of such shares of Stock to him, nor within the two-year period beginning on the day after the grant of the Option. If the Employee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such shares of Stock within said periods, he will notify the Company within thirty (30) days after such disposition. In addition, no more than $100,000 of the aggregate fair market value (as defined in the Plan) of Stock Options (as defined in Section 1 of the Plan) granted under the Plan may become exercisable for the first time by the Optionee during any calendar year and be treated as incentive stock options under Section 422 of the Code.

          10. TAX WITHHOLDING. No later than the date as of which part or all of the value of any of the Option Shares first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 8 of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to the income.

          11. THE PLAN. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control, PROVIDED THAT, it is understood and acknowledged that in the event of any termination of Optionee's employment other than due to death, disability or for cause, the provisions of Sections 4(d) and 4(e) of this Agreement shall control.

          12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

          13. MISCELLANEOUS. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.



                        ENSYS ENVIRONMENTAL PRODUCTS, INC.


                        By:  /s/ Robert E. Finnigan
                             -------------------------------------------------
                             Member of the Compensation Committee of the Board of Directors of EnSys Environmental Products, Inc.


          Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:


                             /s/ Richard C. Birkmeyer
                             -------------------------------------------------
                             Richard C. Birkmeyer  (Optionee)


Date: 12/30/96             Address:_________________________________________


                             _________________________________________________


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